Exhibit 99.1

Itron Announces Second Quarter 2016 Financial Results

Updates Full-Year 2016 Guidance to Reflect Strong Business Momentum

Announces New Restructuring Projects; Targeting Additional Annualized Cost Savings of Approximately $40 Million

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--September 1, 2016--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter ended June 30, 2016. Highlights for the quarter include:

  Revenues of $513 million, an increase of 9 percent from the second quarter 2015;
  Gross margin of 33.1 percent, an increase of 790 basis points;
  GAAP diluted earnings per share of 52 cents, compared with a loss of 37 cents per diluted share in the second quarter 2015; and
  Non-GAAP diluted earnings per share of 65 cents, compared with a loss of 39 cents per diluted share in the 2015 period.

“We are pleased with our second quarter results, which reflect continued success with our smart meters in North America and EMEA and further progress on our cost saving initiatives,” said Philip Mezey, Itron’s president and chief executive officer. “In the second quarter we delivered significantly improved financial performance as compared to the prior year, including revenue growth of more than 10 percent, excluding foreign currency impacts. Following a great start to 2016, we have updated our full year guidance to reflect Itron’s strong business momentum and prospects for continued success in the second half of 2016.”

Mezey added, “As we continue to realize benefits from our 2014 restructuring initiatives, we remain focused on our ongoing efforts to drive operational improvements as well as product development and supply chain efficiencies across our business. Accordingly, we announced new restructuring projects to further reduce expenses through streamlining our global operations. We expect to achieve additional annualized cost savings of approximately $40 million by the end of 2018 from these projects.”

Summary of Second Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue for the quarter grew 9 percent to $513 million compared with $471 million in 2015. Changes in foreign currency exchange rates unfavorably impacted revenue by approximately $7 million for the quarter. Excluding the impact of foreign currency, revenues increased $49 million, or 10 percent, driven by growth in all segments, particularly in the Electricity and Gas segments. Total advanced and smart meter volumes increased 25 percent primarily due to smart metering projects in North America and Europe. Electricity revenues grew 14 percent with growth in all regions and Gas revenues grew 8 percent driven by smart meters in Europe and a record level of North American revenue. Revenues in the Water segment grew 2 percent compared with the prior year.

Gross Margin

Gross margin for the quarter increased to 33.1 percent compared with the prior year period margin of 25.2 percent, with increases in all segments. The improvement was driven by lower warranty expense, favorable product mix and operational efficiencies. In the prior year period, the company recorded a warranty expense of $23.6 million in the Water segment, which negatively impacted gross margin by approximately 500 basis points in that quarter.

Operating Expenses

Operating expenses for the quarter were $134 million compared with $123 million in 2015. The increase was primarily driven by higher general and administrative (“G&A”) costs related to professional fees associated with the company’s review of software related revenue recognition and revision of previously issued financial statements in the 2015 Annual Report on Form 10-K. In addition, GAAP G&A costs were $4.6 million lower in the prior year period as a result of an expense recovery from a litigation matter associated with a prior acquisition.

Non-GAAP operating expenses were $128 million, an increase of $5 million compared with 2015, due to the higher G&A costs for professional fees associated with the review of software related revenue recognition and revision of previously issued financial statements.

GAAP Operating Income, Net Income, Earnings per Share

GAAP operating income improved to $35 million for the quarter compared with an operating loss of $4 million in 2015. Net income for the quarter was $20 million, or 52 cents per diluted share, compared with a net loss of $14 million, or 37 cents per diluted share. The increases in operating income and net income for the quarter reflected the strong performance in revenue and gross margin.

Non-GAAP Operating Income, Net Income, Earnings per Share

Non-GAAP operating income improved to $42 million for the quarter compared with an operating loss of $5 million. Non-GAAP net income for the quarter was $25 million, or 65 cents per diluted share, compared with a net loss of $15 million, or 39 cents per share. The increases in non-GAAP operating and net income for the quarter reflected the strong performance in revenue and gross margin.

Cash Flow

Net cash provided by operating activities was $17 million in the second quarter of 2016 compared with $22 million in 2015. Free cash flow was $6 million for the second quarter compared with $10 million in the prior year quarter. The decrease in free cash flow was primarily due to increased tax payments, prepayments on software programs and working capital requirements.

Other Measures

Total backlog was $1.3 billion and twelve-month backlog was $688 million at the end of the quarter. Bookings in the quarter totaled $349 million, reflecting a number of diverse bookings in all segments across many customers.

Financial Guidance Update – Full Year 2016

Itron’s guidance for the full year 2016 is as follows:

  Revenue between $1.95 and $2.0 billion
  Non-GAAP diluted EPS between $2.20 and $2.45

This guidance assumes current currency exchange rates for the remaining portion of the year, average shares outstanding of approximately 38 million for the year and a non-GAAP effective tax rate for the year of approximately 37 percent.

With respect to the company’s expectations for the full year, the company has not reconciled non-GAAP diluted earnings per share to GAAP diluted earnings per share due to the inherent difficulty in forecasting restructuring charges, which is a reconciling item between the non-GAAP and GAAP measure. Due to the uncertain effect, timing and potential significance of such charges that will impact GAAP net earnings, the company is not able to provide such guidance.

Operational Update

The company filed a Form 8-K today announcing projects to restructure its operations. These projects will improve operational efficiency, reduce expenses and improve our competitiveness. The company expects to close or consolidate several facilities and reduce its global workforce as a result of the restructuring. Certain projects will begin immediately and we target to substantially complete the activities by the end of 2018. We forecast annualized savings of approximately $40 million upon completion of these projects. We expect to incur pre-tax restructuring charges of approximately $55 to $65 million related to these projects. As many of our employees are represented by unions or works councils, any specific employment actions related to the projects may be subject to legal requirements, including prior consultation on the projects with work councils and authorities in some of the countries in which Itron operates. This may affect the timing of the charges and planned savings in certain jurisdictions. See the Form 8-K for further details on the restructuring.

Update on Second Quarter 2016 Form 10-Q Filing

The company expects to file its Form 10-Q for the second quarter no later than Sept. 12, 2016, remediating its delinquency in its Quarterly Reports.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 4:30 p.m. Eastern Time on Sept. 1, 2016. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Sept. 6, 2016. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 833920.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc.

Forward-Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2015 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$513,024	$470,811	$1,010,614	$917,557
Cost of revenues	343,319	352,257	677,706	660,581
Gross profit	169,705	118,554	332,908	256,976

Operating expenses
Sales and marketing	39,376	43,058	80,143	84,085
Product development	43,354	43,318	88,700	84,840
General and administrative	45,328	32,492	90,397	72,077
Amortization of intangible assets	7,796	7,888	14,006	15,861
Restructuring	(1,622)	(4,234)	615	(9,415)
Total operating expenses	134,232	122,522	273,861	247,448

Operating income (loss)	35,473	(3,968)	59,047	9,528
Other income (expense)
Interest income	221	212	492	260
Interest expense	(2,735)	(3,855)	(5,653)	(6,537)
Other income (expense), net	(264)	(1,905)	(1,781)	(1,884)
Total other income (expense)	(2,778)	(5,548)	(6,942)	(8,161)

Income (loss) before income taxes	32,695	(9,516)	52,105	1,367
Income tax provision	(12,193)	(4,098)	(20,819)	(9,128)
Net income (loss)	20,502	(13,614)	31,286	(7,761)
Net income attributable to non-controlling interests	585	732	1,280	1,187
Net income (loss) attributable to Itron, Inc.	$19,917	$(14,346)	$30,006	$(8,948)

Earnings (loss) per common share - Basic	$0.52	$(0.37)	$0.79	$(0.23)
Earnings (loss) per common share - Diluted	$0.52	$(0.37)	$0.78	$(0.23)

Weighted average common shares outstanding - Basic	38,236	38,434	38,147	38,438
Weighted average common shares outstanding - Diluted	38,516	38,434	38,446	38,438

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Electricity	$232,823	$204,349	$450,118	$396,189
Gas	150,266	139,292	289,522	264,373
Water	129,935	127,170	270,974	256,995
Total Company	$513,024	$470,811	$1,010,614	$917,557

Gross profit
Electricity	$70,892	$52,741	$135,478	$106,945
Gas	53,483	44,027	102,060	88,064
Water	45,330	21,786	95,370	61,967
Total Company	$169,705	$118,554	$332,908	$256,976

Operating income (loss)
Electricity	$20,008	$4,025	$30,640	$5,139
Gas	25,376	14,659	41,675	29,150
Water	14,177	(11,565)	32,253	(2,850)
Corporate unallocated	(24,088)	(11,087)	(45,521)	(21,911)
Total Company	$35,473	$(3,968)	$59,047	$9,528

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Meters
Standard	4,130	4,700	8,500	9,440
Advanced and Smart	2,320	1,860	4,510	3,400
Total meters	6,450	6,560	13,010	12,840

Stand-alone communication modules
Advanced and Smart	1,440	1,410	2,900	2,720

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$132,014	$131,018
Accounts receivable, net	369,251	330,895
Inventories	188,181	190,465
Other current assets	115,302	106,562
Total current assets	804,748	758,940

Property, plant, and equipment, net	187,699	190,256
Deferred tax assets noncurrent, net	102,411	109,387
Other long-term assets	48,324	51,679
Intangible assets, net	87,105	101,932
Goodwill	471,746	468,122
Total assets	$1,702,033	$1,680,316

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$192,169	$185,827
Other current liabilities	66,401	78,630
Wages and benefits payable	91,801	76,980
Taxes payable	16,184	14,859
Current portion of debt	11,250	11,250
Current portion of warranty	26,825	36,927
Unearned revenue	89,508	73,301
Total current liabilities	494,138	477,774

Long-term debt	333,535	358,915
Long-term warranty	18,632	17,585
Pension benefit obligation	87,669	85,971
Deferred tax liabilities noncurrent, net	1,650	1,723
Other long-term obligations	108,435	115,645
Total liabilities	1,044,059	1,057,613

Equity
Common stock	1,255,313	1,246,671
Accumulated other comprehensive loss, net	(203,222)	(200,607)
Accumulated deficit	(411,300)	(441,306)
Total Itron, Inc. shareholders' equity	640,791	604,758
Non-controlling interests	17,183	17,945
Total equity	657,974	622,703
Total liabilities and equity	$1,702,033	$1,680,316

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2016	2015
Operating activities
Net income (loss)	$31,286	$(7,761)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	35,481	38,792
Stock-based compensation	7,878	7,997
Amortization of prepaid debt fees	534	1,579
Deferred taxes, net	9,706	1,885
Restructuring, non-cash	(131)	(110)
Other adjustments, net	(366)	919
Changes in operating assets and liabilities:
Accounts receivable	(35,283)	(8,641)
Inventories	2,882	(49,928)
Other current assets	(10,549)	(6,254)
Other long-term assets	2,667	(3,185)
Accounts payable, other current liabilities, and taxes payable	(735)	23,965
Wages and benefits payable	14,709	(5,846)
Unearned revenue	5,513	10,649
Warranty	(9,065)	23,046
Other operating, net	(3,400)	(9,540)
Net cash provided by operating activities	51,127	17,567

Investing activities
Acquisitions of property, plant, and equipment	(19,884)	(20,992)
Business acquisitions, net of cash and cash equivalents acquired	(951)	-
Other investing, net	(974)	693
Net cash used in investing activities	(21,809)	(20,299)

Financing activities
Proceeds from borrowings	-	74,183
Payments on debt	(26,218)	(22,373)
Issuance of common stock	1,956	1,864
Repurchase of common stock	-	(23,185)
Other financing, net	(4,679)	(3,942)
Net cash provided by (used in) financing activities	(28,941)	26,547

Effect of foreign exchange rate changes on cash and cash equivalents	619	(7,372)
Increase in cash and cash equivalents	996	16,443
Cash and cash equivalents at beginning of period	131,018	112,371
Cash and cash equivalents at end of period	$132,014	$128,814

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. In addition, management analyzes revenue growth and operational results on a constant currency basis to assess how our business performed excluding the effect of foreign currency rate fluctuations. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions, goodwill impairment, amortization of debt placement fees and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the total tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We may refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$19,917	$(14,346)	$30,006	$(8,948)
Amortization of intangible assets	7,796	7,888	14,006	15,861
Amortization of debt placement fees	248	1,164	495	1,529
Restructuring	(1,622)	(4,234)	615	(9,415)
Acquisition-related expenses	(25)	(4,607)	(22)	(2,283)
Income tax effect of non-GAAP adjustments	(1,170)	(773)	(3,125)	(3,103)
Non-GAAP net income (loss) attributable to Itron, Inc.	$25,144	$(14,908)	$41,975	$(6,359)

Non-GAAP diluted EPS	$0.65	$(0.39)	$1.09	$(0.17)

Weighted average common shares outstanding - Diluted	38,516	38,434	38,446	38,438

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$19,917	$(14,346)	$30,006	$(8,948)
Interest income	(221)	(212)	(492)	(260)
Interest expense	2,735	3,855	5,653	6,537
Income tax provision	12,193	4,098	20,819	9,128
Depreciation and amortization	18,807	19,437	35,481	38,792
Restructuring	(1,622)	(4,234)	615	(9,415)
Acquisition-related expenses	(25)	(4,607)	(22)	(2,283)
Adjusted EBITDA	$51,784	$3,991	$92,060	$33,551

FREE CASH FLOW
Net cash provided by operating activities	$17,322	$21,522	$51,127	$17,567
Acquisitions of property, plant, and equipment	(11,093)	(11,520)	(19,884)	(20,992)
Free Cash Flow	$6,229	$10,002	$31,243	$(3,425)

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$35,473	$(3,968)	$59,047	$9,528
Amortization of intangible assets	7,796	7,888	14,006	15,861
Restructuring	(1,622)	(4,234)	615	(9,415)
Acquisition-related expenses	(25)	(4,607)	(22)	(2,283)
Non-GAAP operating income (loss)	$41,622	$(4,921)	$73,646	$13,691

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$134,232	$122,522	$273,861	$247,448
Amortization of intangible assets	(7,796)	(7,888)	(14,006)	(15,861)
Restructuring	1,622	4,234	(615)	9,415
Acquisition-related expenses	25	4,607	22	2,283
Non-GAAP operating expenses	$128,083	$123,475	$259,262	$243,285

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

SEGMENT RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$20,008	$4,025	$30,640	$5,139
Amortization of intangible assets	4,617	4,428	7,867	8,883
Restructuring	(1,560)	(2,703)	(1,032)	(5,465)
Acquisition-related expenses	(25)	(4,607)	(22)	(2,283)
Electricity - Non-GAAP operating income	$23,040	$1,143	$37,453	$6,274

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$25,376	$14,659	$41,675	$29,150
Amortization of intangible assets	1,756	1,945	3,375	3,915
Restructuring	(12)	(1,186)	1,252	(1,061)
Gas - Non-GAAP operating income	$27,120	$15,418	$46,302	$32,004

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income (loss)	$14,177	$(11,565)	$32,253	$(2,850)
Amortization of intangible assets	1,423	1,515	2,764	3,063
Restructuring	115	156	51	273
Water - Non-GAAP operating income (loss)	$15,715	$(9,894)	$35,068	$486

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(24,088)	$(11,087)	$(45,521)	$(21,911)
Restructuring	(165)	(501)	344	(3,162)
Corporate unallocated - Non-GAAP operating loss	$(24,253)	$(11,588)	$(45,177)	$(25,073)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Marni Pilcher, 509-891-3847
Director, Investor Relations